Exhibit 99.1

PRESS RELEASE	AMERICAN RAILCAR INDUSTRIES, INC. 100 Clark Street, St. Charles, Missouri 63301 americanrailcar.com
636.940.6000

FOR RELEASE:	August 1, 2017

AMERICAN RAILCAR INDUSTRIES, INC.
REPORTS SECOND QUARTER 2017 RESULTS
Second Quarter 2017 Highlights

•	Quarterly revenue of $109.0 million

•	Quarterly net earnings of $10.9 million, or $0.57 per share

•	Quarterly adjusted EBITDA of $37.0 million, or 34.0% of revenue

•	Lease fleet reaches 12,414 railcars as of June 30, 2017 vs. 10,641 railcars as of June 30, 2016, with 545 railcars added during the second quarter

•	Current liquidity of $302.8 million, including $200.0 million available under revolving credit facility
St. Charles, MO, August 1, 2017 - American Railcar Industries, Inc. (ARI or the Company) (NASDAQ: ARII) today reported its second quarter 2017 financial results. Jeff Hollister, President and CEO of ARI, commented, "As announced in our press release in early June, we began managing our railcar leasing business in-house upon completion of the sale of our previous lease fleet manager, American Railcar Leasing (ARL). As a result, we have added personnel to increase our sales force and to support managing our lease fleet, and we feel we have a strong team in place. This group is comprised of numerous key employees including existing ARI employees, former ARL employees, and others who have joined us from elsewhere in the industry. The commercial team is led by John O'Bryan, our Chief Commercial Officer. Managing our lease fleet in-house enhances our ability to serve our customers with a complete suite of products and services to support all of their needs. Our balanced sales and lease strategy across a broad group of customers and railcar types is complemented by our strong core manufacturing business and repair services network, which together allow us to better position ourselves in the current challenging railcar market.
Shipments for the second quarter of 2017 were 1,076 railcars, which represent an increase of 5.8% when compared to the same period of 2016. Furthermore, we have received orders for 798 railcars during the second quarter of 2017, bringing total orders to 1,672 railcars for the first six months of 2017. This total compares to orders for 1,568 railcars for the full year of 2016. While industry orders during the second quarter of 2017 were reported at their highest level since the second quarter of 2015, we still see softness in the tank railcar market. There are consistent levels of interest in certain hopper railcar types, but these opportunities have been and continue to be competitive. We feel we are strategically positioned with our vertically integrated business model to capitalize on limited opportunities that arise as we work with customers operating within the hopper and tank railcar markets."
Second Quarter Revenue Summary
Total consolidated revenues were $109.0 million for the second quarter of 2017, a decrease of 28% when compared to $150.5 million for the same period in 2016. This decrease was due to decreased revenues in the manufacturing segment, partially offset by slightly increased revenues in the railcar leasing and railcar services segments.
Manufacturing revenues were $55.1 million for the second quarter of 2017, a decrease of 44% compared to $97.5 million for the same period in 2016. This decrease was primarily driven by fewer railcar shipments for direct sale as more than half of our railcar shipments were for lease during the second quarter of 2017. Furthermore, the Company experienced a more competitive pricing environment during the second quarter of 2017 compared to the same period in 2016.
During the second quarter of 2017, ARI shipped 531 railcars for direct sale and 545 railcars for lease compared to 932 railcars for direct sale and 85 railcars for lease during the same period in 2016. Railcars built for the lease fleet represented 51% of ARI’s railcar shipments during the second quarter of 2017 compared to 8% for the same period in 2016. This quarterly rate is high relative to our historical average, but it is consistent with our strategy to continue to invest in and grow our lease fleet as demand dictates in certain railcar types. Shipments and orders for railcars on long-term leases not only help us to maintain a steady level of production during the manufacturing period, but also provide a steady stream of future cash flows. Because revenues and earnings related to leased railcars are recognized over the life of the lease, our quarterly results may vary depending on the mix of lease versus direct sale railcars that we ship during a given period.
Manufacturing revenues for the second quarter of 2017, on a consolidated basis, exclude $54.6 million of revenues related to railcars built for the Company's lease fleet compared to $9.3 million for the same period in 2016. Revenues related to railcars built for the Company's lease fleet increased due to a higher volume of railcars shipped for lease. Such revenues are based on an estimated fair market value of the leased railcars as if they had been sold to a third party, and are not recognized in consolidated revenues as railcar sales. Rather, lease revenues are recognized in accordance with the terms of the contract over the life of the lease.
Railcar leasing revenues were $33.7 million for the second quarter of 2017, an increase of 2% over the $33.2 million for the comparable period in 2016. The primary reason for the increase in revenue was an increase in the number of railcars on lease, partially offset by a decline in weighted average lease rates. ARI had 12,414 railcars in its lease fleet as of June 30, 2017 compared to 10,641 railcars as of June 30, 2016.
Railcar services revenues were $20.2 million for the second quarter of 2017, an increase of 2% compared to $19.7 million for the same period in 2016. The primary reasons for the increase in revenue were due to increased demand and additional capacity from our mobile repair operations, partially offset by decreased demand for tank railcar qualifications and tank railcar exterior paint and interior linings. Our tank railcar manufacturing facility provides us the flexibility not only to produce new railcars, but also to perform repair and retrofit services in a production line set-up offering another option for us to meet our customers' repair needs. This additional flexibility allowed us to complete certain repair projects at our tank railcar manufacturing facility during the three and six months ended June 30, 2017 that were performed to a lesser extent during the comparable periods of 2016. We also saw increased intercompany repair work for our growing lease fleet.
Consolidated earnings from operations were $22.2 million for the second quarter of 2017, a decrease of 38% from the $36.0 million for the same period in 2016. Consolidated operating margins decreased to 20.3% for the second quarter of 2017 compared to 23.9% for the same period in 2016. These decreases were primarily driven by lower earnings from operations in the Company's manufacturing segment combined with slightly lower earnings from operations in the railcar leasing segment and higher selling, general and administrative costs.
Manufacturing earnings from operations were $2.5 million for the second quarter of 2017 compared to earnings of $14.4 million for the same period in 2016. The decrease was primarily a result of fewer overall direct sale shipments, as discussed above, more competitive pricing on both hopper and tank railcars, and higher costs associated with lower production volumes. Profit on railcars built for the Company’s lease fleet was $4.8 million and $1.1 million for the second quarter of 2017 and 2016, respectively, and is excluded from manufacturing earnings from operations. Profit on railcars built for the Company's lease fleet is based on an estimated fair market value of revenues as if the railcars had been sold to a third party, less the cost to manufacture. Partially offsetting this decrease was a reduction of the loss contingency established in response to the FRA Revised Directive, as discussed further in our SEC filings.
Railcar leasing earnings from operations were $21.6 million for the second quarter of 2017 compared to $22.9 million for the same period in 2016. This decrease was primarily due to increased maintenance costs associated with our growing lease fleet and certain railcars reassigned to other lessees and lower lease rates on certain renewals.
Railcar services earnings from operations were $3.0 million for the second quarter of 2017 compared to $3.1 million for the same period in 2016. This decrease was primarily due to an unfavorable mix of work, partially offset by an increase in demand for our mobile repair services.
Selling, general and administrative expenses were $9.0 million for the second quarter of 2017 compared to $7.3 million for the same period in 2016. This $1.7 million increase was primarily due to higher legal costs, a prior year credit to bad debt expense and compensation costs primarily related to the increased workforce in sales and fleet management due to the transition of managing our lease fleet in-house, partially offset by decreased commissions due to a lower mix of railcar shipments for direct sale compared to the prior year and stock-based compensation costs due to fluctuations in the Company’s stock price.
Net earnings for the second quarter of 2017 were $10.9 million, or $0.57 per share compared to $19.9 million, or $1.02 per share, in the same period in 2016. This decrease was driven largely by decreased earnings from operations, as discussed above, as well as the impact of increased tax expense during the second quarter of 2017 as the Company recorded a valuation allowance of $1.0 million against a deferred tax asset related to a capital loss carryforward. This valuation allowance equates to a decrease of $0.05 per share for the second quarter of 2017.

EBITDA, adjusted to exclude share-based compensation expense and other income related to short-term investment activity (Adjusted EBITDA), was $37.0 million for the second quarter of 2017 compared to $50.4 million for the comparable quarter in 2016. The decrease resulted primarily from decreased earnings from operations as discussed above. A reconciliation of the Company’s net earnings to EBITDA and Adjusted EBITDA (both non-GAAP financial measures) is set forth in the supplemental disclosure attached to this press release.
Year-to-Date Results
Consolidated revenues for the first six months of 2017 were $223.7 million compared to $326.7 million for the comparable period in 2016. The Company shipped 1,080 direct sale railcars and 1,147 railcars built for the Company's lease fleet during the first six months of 2017 compared to 2,062 direct sale railcars and 285 railcars built for the lease fleet during the same period in 2016. Railcars built for the lease fleet represented 52% of ARI's railcar shipments in the first six months of 2017 compared to 12% for the same period in 2016.
Consolidated earnings from operations for the first six months of 2017 were $44.1 million, a decrease of 43% from $76.7 million for the comparable period in 2016. Consolidated earnings from operations for the first six months of 2017 and 2016 excluded $10.9 million and $4.5 million, respectively, of profit on railcars built for the lease fleet that is eliminated in consolidation. Operating margins were 19.7% for the first six months of 2017 compared to 23.5% for the same period of 2016. These decreases were primarily driven by lower earnings from operations in the Company's manufacturing segment combined with slightly lower earnings from operations in the railcar leasing and railcar services segments and higher selling, general and administrative costs.
Net earnings for the first six months of 2017 were $21.5 million, or $1.12 per share compared to $42.7 million, or $2.18 per share, for the comparable period in 2016, primarily due to decreased earnings from operations as discussed above, driven largely by the heavier mix of railcars produced for our lease fleet during the first half of 2017 and lower overall shipments.

Adjusted EBITDA was $73.1 million for the first six months of 2017, a decrease of $31.8 million from $104.9 million for the comparable period in 2016. The decrease resulted primarily from decreased earnings from operations as discussed above. A reconciliation of the Company’s net earnings to EBITDA and Adjusted EBITDA (both non-GAAP financial measures) is set forth in the supplemental disclosure attached to this press release.
Cash Flow and Liquidity
The Company’s earnings have contributed to cash flow from operations in the first six months of 2017 of $52.2 million. As of June 30, 2017, ARI had working capital of $172.0 million, including $102.8 million of cash and cash equivalents.
As of June 30, 2017, the Company had $558.4 million of debt outstanding, net of unamortized debt issuance costs of $4.8 million, and borrowing availability of $200.0 million under a revolving loan.
The Company paid dividends totaling $15.3 million during the first six months of 2017. At the board meeting in July, the Company’s board of directors declared a cash dividend of $0.40 per share of common stock of the Company to shareholders of record as of September 8, 2017 that will be paid on September 22, 2017.
The Company has not repurchased any shares of its common stock thus far in 2017 under its stock repurchase program. Board authorization for approximately $164.0 million remains available for further stock repurchases.
Backlog
ARI's backlog as of June 30, 2017 was 2,878 railcars with an estimated market value of $270.0 million. Of the total backlog, we currently expect 715 railcars, or 25%, having an estimated market value of $66.5 million, will be placed into our lease fleet.
Conference Call and Webcast
ARI will host a webcast and conference call on Tuesday, August 1, 2017 at 10:00 am (Eastern Time) to discuss the Company’s second quarter 2017 financial results. In conjunction with this press release, ARI has posted a supplemental information presentation to its website. To participate in the webcast, please log-on to ARI’s investor relations page through the ARI website at americanrailcar.com. To participate in the conference call, please dial 877-745-9389. Participants are asked to log-on to the ARI website or dial in to the conference call approximately 10 to 15 minutes prior to the start time. An audio replay of the call will also be available on the Company’s website promptly following the earnings call.

About ARI
ARI is a prominent North American designer and manufacturer of hopper and tank railcars. ARI provides its railcar customers with integrated solutions through a comprehensive set of high quality products and related services. ARI manufactures and sells railcars, custom designed railcar parts, and other industrial products. ARI and its subsidiaries also lease railcars manufactured by the Company to certain markets, and ARI has begun managing these lease railcars in-house. In addition, ARI and its subsidiaries provide railcar repair services through its various repair facilities, including mini-shops and mobile units, offering a range of services from full to light repair. More information about American Railcar Industries, Inc. is available on its website at americanrailcar.com or call the Investor Relations Department, 636.940.6000.

Forward Looking Statement Disclaimer
This press release contains statements relating to the Company's expected financial performance, objectives, long-term strategies and/or future business prospects, events and plans that are forward-looking statements. Forward-looking statements represent the Company’s estimates and assumptions only as of the date of this press release. Such statements include, without limitation, statements regarding: various estimates we have made in preparing our financial statements, expected future trends relating to our industry, products and markets, anticipated customer demand for our products and services, trends relating to our shipments, leasing business, railcar services, revenues, profit margin, capacity, financial condition, and results of operations, trends related to shipments for direct sale versus lease, our backlog and any implication that our backlog may be indicative of our future revenues, our strategic objectives and long-term strategies, our results of operations, financial condition and the sufficiency of our capital resources, our capital expenditure plans, short- and long-term liquidity needs, ability to service our current debt obligations and future financing plans, our Stock Repurchase Program, anticipated benefits regarding the growth of our leasing business, the mix of railcars in our lease fleet and our lease fleet financings, anticipated production schedules for our products and the anticipated production schedules of our joint ventures, our plans regarding future dividends and the anticipated performance and capital requirements of our joint ventures. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated. Investors should not place undue reliance on forward-looking statements, which speak only as of the date they are made and are not guarantees of future performance. The payment of future dividends, if any, and the amount thereof, will be at the discretion of ARI’s board of directors and will depend upon the Company’s operating results, strategic plans, capital requirements, financial condition, provisions of its borrowing arrangements, applicable law and other factors the Company’s board of directors considers relevant. Other potential risks and uncertainties that could adversely affect our business and prospects include without limitation: our prospects in light of the cyclical nature of our business; the health of and prospects for the overall railcar industry; risks relating to our compliance with the FRA directive released September 30, 2016 and subsequently revised and superseded on November 18, 2016 (Directive), any developments related to the Directive and any costs or loss of revenue related thereto; risks relating to the ongoing transition of the management of our railcar leasing business from ARL to in-house management following completion of the ARL Sale; the risk of being unable to market or remarket railcars for sale or lease at favorable prices or on favorable terms or at all; fluctuations in commodity prices, including oil and gas; the impact, costs and expenses of any warranty claims we may be subject to now or in the future; the highly competitive nature of the manufacturing, railcar leasing and railcar services industries; the variable purchase patterns of our railcar customers and the timing of completion, customer acceptance and shipment of orders, as well as the mix of railcars for lease versus direct sale; risks relating to our compliance with, and the overall railcar industry's implementation of, United States and Canadian regulations related to the transportation of flammable liquids by rail; our ability to manage overhead and variations in production rates; our ability to recruit, retain and train qualified personnel; the impact of any economic downturn, adverse market conditions or restricted credit markets; our reliance upon a small number of customers that represent a large percentage of our revenues and backlog; fluctuations in the costs of raw materials, including steel and railcar components, and delays in the delivery of such raw materials and components; fluctuations in the supply of components and raw materials we use in railcar manufacturing; the ongoing risks related to our relationship with Mr. Carl Icahn, our principal beneficial stockholder through Icahn Enterprises L.P. (IELP), and certain of his affiliates; the risks associated with ongoing compliance with environmental, health, safety, and regulatory laws and regulations, which may be subject to change; the impact, costs and expenses of any litigation we may be subject to now or in the future; the sufficiency of our liquidity and capital resources, including long-term capital needs to support the growth of our lease fleet; the impact of repurchases pursuant to our Stock Repurchase Program on our current liquidity and the ownership percentage of our principal beneficial stockholder through IELP, Mr. Carl Icahn; the risks associated with our current joint ventures and anticipated capital needs of, and production capabilities at our joint ventures; the conversion of our railcar backlog into revenues equal to our reported estimated backlog value; the risks and impact associated with any potential joint ventures, acquisitions, strategic opportunities, dispositions or new business endeavors; the integration with other systems and ongoing management of our new enterprise resource planning system; the risks related to our and our subsidiaries' indebtedness and compliance with covenants contained in our and our subsidiaries' financing arrangements and the additional risk factors described in ARI’s filings with the Securities and Exchange Commission. The Company expressly disclaims any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	June 30, 2017	December 31, 2016
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$102,811	$178,571
Restricted cash	16,684	16,714
Short-term investments—available for sale securities	1,815	8,958
Accounts receivable, net	44,780	39,727
Accounts receivable, due from related parties	2,453	4,790
Inventories, net	70,807	75,028
Prepaid expenses and other current assets	9,155	8,623
Total current assets	248,505	332,411
Property, plant and equipment, net	169,628	177,051
Railcars on lease, net	994,821	908,010
Income Tax Receivable	11,721	234
Goodwill	7,169	7,169
Investments in and loans to joint ventures	24,683	26,332
Other assets	3,831	5,043
Total assets	$1,460,358	$1,456,250
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$24,346	$29,314
Accounts payable, due to related parties	186	3,252
Accrued expenses, including loss contingency of $8,104 and $10,127 at June 30, 2017 and December 31, 2016, respectively	15,509	15,411
Accrued income taxes payable	—	7,660
Accrued compensation	10,800	11,628
Short-term debt, including current portion of long-term debt	25,681	25,588
Total current liabilities	76,522	92,853
Long-term debt, net of unamortized debt issuance costs of $4,756 and $4,863 at June 30, 2017 and December 31, 2016, respectively	532,740	545,392
Deferred tax liability	279,709	252,943
Pension and post-retirement liabilities	8,672	8,648
Other liabilities, including loss contingency of $1,970 and $2,161 at June 30, 2017 and December 31, 2016, respectively	5,616	6,144
Total liabilities	903,259	905,980
Stockholders’ equity:
Common stock, $0.01 par value, 50,000,000 shares authorized, 19,083,878 shares outstanding as of both June 30, 2017 and December 31, 2016	213	213
Additional paid-in capital	239,609	239,609
Retained Earnings	409,010	402,810
Accumulated other comprehensive loss	(5,702)	(6,331)
Treasury Stock	(86,031)	(86,031)
Total stockholders’ equity	557,099	550,270
Total liabilities and stockholders’ equity	$1,460,358	$1,456,250

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenues:
Manufacturing (including revenues from affiliates of $137 for both the three and six months ended June 30, 2017 and $223 and $776 for the three and six months ended June 30 2016, respectively)	$55,087	$97,548	$115,813	$221,340
Railcar leasing (including revenues from affiliates of $223 and $447 for the three and six months ended June 30, 2017, respectively, and zero for the same periods in 2016)	33,717	33,209	67,552	65,977
Railcar services (including revenues from affiliates of $4,425 and $10,572 for the three and six months ended June 30, 2017, respectively, and $7,249 and $15,243 for the same periods in 2016)	20,216	19,727	40,336	39,347
Total revenues	109,020	150,484	223,701	326,664
Cost of revenues:
Manufacturing	(51,121)	(81,437)	(105,680)	(183,718)
Other operating income	1,033	—	1,064	—
Railcar leasing	(11,617)	(10,356)	(23,676)	(20,531)
Railcar services	(16,146)	(15,420)	(33,536)	(30,657)
Total cost of revenues	(77,851)	(107,213)	(161,828)	(234,906)
Gross profit	31,169	43,271	61,873	91,758
Selling, general and administrative	(9,019)	(7,297)	(17,821)	(15,254)
Net gains on disposition of leased railcars	—	—	13	167
Earnings from operations	22,150	35,974	44,065	76,671
Interest income (including income from related parties of $306 and $642 for the three and six months ended June 30, 2017, respectively, and $427 and $884 for the same periods in 2016)	368	453	741	931
Interest expense	(5,488)	(5,678)	(11,019)	(11,584)
Other income	1,867	1	1,921	1
Earnings from joint ventures	796	1,458	1,346	2,944
Earnings before income taxes	19,693	32,208	37,054	68,963
Income tax expense	(8,794)	(12,312)	(15,587)	(26,275)
Net earnings	$10,899	$19,896	$21,467	$42,688
Net earnings per common share—basic and diluted	$0.57	$1.02	$1.12	$2.18
Weighted average common shares outstanding—basic and diluted	19,084	19,511	19,084	19,588
Cash dividends declared per common share	$0.40	$0.40	$0.80	$0.80

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
SEGMENT DATA
(In thousands, unaudited)

	Three Months Ended June 30, 2017
	Revenues
	External	Intersegment	Total	Earnings (Loss) from Operations
	(in thousands)
Manufacturing	$55,087	$55,442	$110,529	$7,299
Railcar leasing	33,717	—	33,717	18,690
Railcar services	20,216	1,883	22,099	3,329
Corporate	—	—	—	(4,953)
Eliminations	—	(57,325)	(57,325)	(2,215)
Total Consolidated	$109,020	$—	$109,020	$22,150

	Three Months Ended June 30, 2016
	Revenues
	External	Intersegment	Total	Earnings (Loss) from Operations
	(in thousands)
Manufacturing	$97,548	$9,266	$106,814	$15,538
Railcar leasing	33,209	—	33,209	20,237
Railcar services	19,727	609	20,336	3,059
Corporate	—	—	—	(4,441)
Eliminations	—	(9,875)	(9,875)	1,581
Total Consolidated	$150,484	$—	$150,484	$35,974

	Six Months Ended June 30, 2017
	Revenues
	External	Intersegment	Total	Earnings (Loss) from Operations
	(in thousands)
Manufacturing	$115,813	$115,546	$231,359	$16,450
Railcar leasing	67,552	—	67,552	37,500
Railcar services	40,336	2,215	42,551	5,045
Corporate	—	—	—	(9,225)
Eliminations	—	(117,761)	(117,761)	(5,705)
Total Consolidated	$223,701	$—	$223,701	$44,065

	Six Months Ended June 30, 2016
	Revenues
	External	Intersegment	Total	Earnings (Loss) from Operations
	(in thousands)
Manufacturing	$221,340	$32,897	$254,237	$38,224
Railcar leasing	65,977	—	65,977	39,912
Railcar services	39,347	1,568	40,915	6,567
Corporate	—	—	—	(8,949)
Eliminations	—	(34,465)	(34,465)	917
Total Consolidated	$326,664	$—	$326,664	$76,671

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	Six Months Ended
	June 30,
	2017	2016
Operating activities:
Net earnings	$21,467	$42,688
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	28,174	25,616
Amortization of deferred costs	250	252
(Gain) loss on disposal of property, plant, equipment and leased railcars	(12)	18
Earnings from joint ventures	(1,346)	(2,944)
Provision for deferred income taxes	26,720	15,163
Items related to investing activities:
Realized gain on short-term investments - available for sale securities	(1,823)	—
Changes in operating assets and liabilities:
Accounts receivable, net	(393)	(11,421)
Accounts receivable, due from related parties	2,357	3,322
Income taxes receivable	(12,248)	926
Inventories, net	4,264	20,167
Prepaid expenses and other current assets	235	(2,643)
Accounts payable	(4,983)	(11,377)
Accounts payable, due to related parties	(3,065)	(2,569)
Accrued expenses and taxes	(8,401)	8,514
Other	956	1,772
Net cash provided by operating activities	52,152	87,484
Investing activities:
Purchases of property, plant and equipment	(3,422)	(11,187)
Grant Proceeds	—	75
Capital expenditures - leased railcars	(103,765)	(33,444)
Proceeds from the disposal of property, plant, equipment and leased railcars	73	640
Proceeds from sale of short-term investments - available for sale securities	4,086	—
Proceeds from repayments of loans by joint ventures	2,953	2,953
Net cash used in investing activities	(100,075)	(40,963)
Financing activities:
Repayments of debt	(12,669)	(112,834)
Change in restricted cash related to long-term debt	30	263
Stock repurchases	—	(16,917)
Payment of common stock dividends	(15,267)	(15,613)
Debt issuance costs	—	(14)
Net cash used in financing activities	(27,906)	(145,115)
Effect of exchange rate changes on cash and cash equivalents	69	(19)
Decrease in cash and cash equivalents	(75,760)	(98,613)
Cash and cash equivalents at beginning of period	178,571	298,064
Cash and cash equivalents at end of period	$102,811	$199,451

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS TO EBITDA AND ADJUSTED EBITDA
(In thousands, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net earnings	$10,899	$19,896	$21,467	$42,688
Income tax expense	8,794	12,312	15,587	26,275
Interest expense	5,488	5,678	11,019	11,584
Interest income	(368)	(453)	(741)	(931)
Depreciation	14,301	12,961	28,174	25,616
EBITDA	$39,114	$50,394	$75,506	$105,232
Expense (Income) related to stock appreciation rights compensation	(225)	24	(472)	(287)
Other Income on short-term investment activity	$(1,867)	—	$(1,921)	—
Adjusted EBITDA	$37,022	$50,418	$73,113	$104,945

EBITDA represents net earnings before income tax expense, interest expense (income) and depreciation of property, plant and equipment. The Company believes EBITDA is useful to investors in evaluating ARI’s operating performance compared to that of other companies in the same industry. In addition, ARI’s management uses EBITDA to evaluate operating performance. The calculation of EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending. These items may vary for different companies for reasons unrelated to the overall operating performance of a company’s business. EBITDA is not a financial measure presented in accordance with U.S. generally accepted accounting principles (U.S. GAAP). Accordingly, when analyzing the Company’s operating performance, investors should not consider EBITDA in isolation or as a substitute for net earnings, cash flows provided by operating activities or other statement of operations or cash flow data prepared in accordance with U.S. GAAP. The calculation of EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.
Adjusted EBITDA represents EBITDA before share-based compensation expense (income) related to stock appreciation rights (SARs) and other income related to our short-term investments. Management believes that Adjusted EBITDA is useful to investors in evaluating the Company’s operating performance, and therefore uses Adjusted EBITDA for that purpose. The Company’s SARs, which settle in cash, are revalued each period based primarily upon changes in ARI’s stock price. Management believes that eliminating the expense (income) associated with share-based compensation and income associated with short-term investments allows management and ARI’s investors to understand better the operating results independent of financial changes caused by the fluctuating price and value of the Company’s common stock and short-term investments. Adjusted EBITDA is not a financial measure presented in accordance with U.S. GAAP. Accordingly, when analyzing operating performance, investors should not consider Adjusted EBITDA in isolation or as a substitute for net earnings, cash flows provided by operating activities or other statements of operations or cash flow data prepared in accordance with U.S. GAAP. The Company’s calculation of Adjusted EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.